Exhibit 10.14

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is effective as of the latest date set out on the signature page hereof (the “Effective Date”), among Andrea Electronics Corporation, a New York corporation having a place of business at 620 Johnson Ave., Suite 1B, Bohemia, New York 11716 (“Andrea”); and Acer Inc., a Taiwan corporation having a place of business at 8F, 88, Sec. 1, Xintai 5th Rd., Xizhi, New Taipei City 221, Taiwan R.O.C. and Acer America Corporation, a California corporation having a place of business at 333 West San Carlos Street, Suite 1500, San Jose, CA 95110 (together “Acer”) (Andrea and Acer may each be referred to as a “Party” or collectively be referred to as the “Parties”).

RECITALS

WHEREAS, the Parties wish to resolve the litigations titled Andrea Electronics Corporation v. Acer Inc. and Acer America Corporation, Civ. Action No. 2:15-cv-04488 and Andrea Electronics Corporation v. Acer Inc. and Acer America Corporation, Civ. Action No. 2:15-cv-00210, both pending in the Eastern District of New York (the “New York Cases”), as well as International Trade Commission Investigation No. 337-TA-949 titled Certain Audio Processing Hardware and Software and Products Containing the Same, Inv. No. 337-TA-949 (the “ITC Investigation”) (collectively, the “Litigations”); and

WHEREAS, Andrea has granted Acer Inc. and its Subsidiaries a license to the Asserted Patents, the License Agreement being attached hereto as Confidential Exhibit A.

In consideration of the mutual promises and covenants herein contained, Andrea and Acer agree as follows:

AGREEMENT

SECTION 1: DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings which shall include both singular and plural forms in context. Additional terms may be defined elsewhere in this Agreement.

1.1. “Asserted Patents” means all patents asserted by Andrea in the Litigations, namely, the following U.S. Patents: 5,825,898; 6,049,607; 6,363,345; 6,483,923; and 6,377,637.

1.2. “Control” (including its correlative meanings, “Controlled” and “Controlling”) means the power to direct or cause the direction of the management and policies of an Entity whether through ownership of voting securities, by contract or otherwise; it being understood and agreed that with respect to a corporation, limited liability company, partnership, and similar structures, “Control” shall also require (a) ownership of more than fifty percent (50%) of the voting stock, limited liability interest, partnership interest, or other voting interest (or equivalent interest), in any such corporation, limited liability company, or partnership, or (b) in any country where it is not permitted by law to own more than fifty percent (50%) of the voting stock, limited liability interest, partnership interest, or other voting interest (or equivalent interest) in a local corporation, limited liability company, or partnership, ownership of the maximum legally allowed ownership interest of the voting stock, limited liability interest, partnership interest, or other voting interest (or equivalent interest) of the local corporation, limited liability company, or partnership.

1.3. “Entity” means a natural person, corporation, association, joint venture, partnership, company, limited liability company or other legal entity recognized in any jurisdiction in the world.

1.4. “License Agreement” shall mean the License Agreement between Andrea and Acer, attached as Exhibit A.

1.5. “Subsidiary” shall mean any Entity directly or indirectly Controlled by a Party, as of the Effective Date.

SECTION 2: DISMISSALS

2.1. Dismissals. Subject to the terms and conditions herein the Parties shall file the following:

a.	Andrea and Acer shall file a motion to terminate the ITC Investigation substantially in the form set forth in Exhibit B within ten (10) days of the Effective Date.

b.	Within five (5) court days of the receipt of payment by Andrea as set forth in Section 3.1 of the License Agreement, the Parties shall file stipulations of dismissal with prejudice regarding all claims and counterclaims asserted against each other in the New York Cases substantially in the form set forth in Exhibit C.

2.2. Releases. Andrea and its Subsidiaries and Acer and its Subsidiaries hereby release all claims, counterclaims and/or defenses relating to the Asserted Patents that were brought or could have been brought in the New York Cases as of the Effective Date.

2.3. No Costs. The Parties agree that this Agreement is intended solely as a compromise between the Parties and without any acknowledgment of liability, fault, or damages. The Parties acknowledge and agree that each Party shall bear its own attorneys’ fees, court costs, expenses, and any other related costs and expenses that they have incurred in connection with any and all claims previously filed against each other. The Parties also agree that they shall bear their own costs and attorneys’ fees relating to or arising from the negotiation and performance of this Agreement.

SECTION 3
MISCELLANEOUS

3.1. Term. The rights granted under this Agreement, if any, shall commence upon the Effective Date.

3.2. No Other Obligations. Neither Party shall have any other responsibilities or obligations in connection with actions to enforce or defend the Asserted Patents.

3.3. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Parties, successors and assignees. Notwithstanding the preceding, it is understood that no assignment will release either Party or their Subsidiaries from any of their obligations hereunder.

SECTION 4
NOTICE

4.1. Written Notices. Any notices under this Agreement shall be in writing and delivered by facsimile transmission, electronic mail, overnight express mail or express courier service to such Party at the address given below, or such other address as provided by a Party by written notice in accordance with this Section, and shall be effective on receipt. Notwithstanding the foregoing, notices and other communications sent by facsimile transmission or electronic mail shall be effective upon the sender’s receipt of an acknowledgement from the intended recipient. This paragraph in no way constitutes waiver of service of process in any litigation between the parties.

For Andrea:	Andrea Electronics Corporation
620 Johnson Ave., Suite 1B
Bohemia, New York 11716

For Acer:	Acer America Corporation
333 West San Carlos Street, Suite 1500
San Jose, CA 95110
Attention: Legal Department

and

Acer Incorporated
8F, 88, Sec. 1, Xintai 5th Rd.
Xizhi, New Taipei City 221, Taiwan R.O.C.
Attention: Legal Division, General Counsel

SECTION 5
GOVERNING LAW AND JURISDICTION

5.1. Governing Law. The Parties agree that this Agreement shall be considered to have been made in, and construed and interpreted in accordance with the substantive laws of the State of New York, without regard to its conflict of laws principles.

5.2. Jurisdiction. The Parties hereby submit to, and waive any venue objections against, the sole and exclusive jurisdiction of the state and federal courts located in the State of New York.

SECTION 6
WARRANTIES; COVENANTS; LIMITATION OF LIABILITY

6.1. Limited Warranty. Each Party represents and warrants that it has the full authority to enter into and fully perform this Agreement; and that this Agreement is valid and binding and enforceable in accordance with its terms.

SECTION 7
CONFIDENTIALITY

7.1. Duty to Maintain Confidentiality. Either Party may publicly disclose this Agreement, except that the License Agreement, Exhibit A, may only be disclosed in accordance with the Confidentiality obligations contained therein.

SECTION 8
MISCELLANEOUS

8.1. Counterparts. This Agreement may be executed in counterparts in the English language and each executed document shall be deemed an original thereof.

8.2. Entire Agreement; Construction. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written and oral prior agreements and understandings with respect thereto.

8.3. Modification. No variation or modification of the terms of this Agreement or any waiver of any of the terms or provisions hereof shall be valid unless in writing and signed by an authorized representative of each of the Parties.

8.4. Severability; Interpretation. This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect for any reason, that invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein, and instead had been included in such manner as to lawfully effectuate the intent of such term or provision. The Parties acknowledge that each Party was represented by legal counsel in connection with this Agreement and that each of them and its counsel have reviewed this Agreement, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any applicable amendments or any exhibits.

8.5. Waiver. Failure by either Party to enforce any rights under this Agreement for any length of time shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

8.6. Remedies. In the event of a breach of this Agreement, in addition to the right to enforce its rights under this Agreement, each Party shall retain any and all rights and/or remedies, at law or in equity.

8.7. No Admission. The Parties agree that this Agreement or anything contained herein shall not constitute an admission by Acer of infringement, validity or enforceability of any of the Asserted Patents.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by duly authorized officers effective on the Effective Date.

Andrea Electronics Corporation

By:	Douglas J. Andrea

Name:	Douglas J. Andrea

Title:	CEO

Date:	November 17, 2015

Acer Inc.

By:	George Huang

Name:	George Huang

Title:	Chairman

Date:	November 16, 2015

Acer America Corporation

By:	George Huang

Name:	George Huang

Title:	Chairman

Date:	November 16, 2015